Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE REAL GOOD FOOD COMPANY, INC.

The Real Good Food Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1     The name of the Corporation is The Real Good Food Company, Inc. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on June 2, 2021 (the “Original Certificate”). The name under which the Corporation was originally incorporated was Project Clean, Inc. and the name of the Corporation was amended to The Real Good Food Company, Inc. pursuant to an amendment to the Original Certificate dated October 7, 2021, 2021 (the “First Amendment”).

2.    This Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) was duly adopted by the stockholder of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.    Immediately prior to the effective time of this Certificate of Incorporation, the Corporation has authorized 10,000 shares of common stock, par value $0.0001 per share (the “Original Common Stock”), and has issued 10,000 shares of Original Common Stock.

4     The text of the Original Certificate, as amended by the First Amendment, is hereby amended and restated to read in full as follows:

ARTICLE ONE

The name of the corporation is The Real Good Food Company, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Thirty-Five Million (135,000,000) shares, consisting of:

(a) Ten Million (10,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) and thereafter as may be established by the Board of Directors with respect to any series thereof in the applicable Preferred Stock Designation;

(b) One Hundred Million (100,000,000) shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”); and

(c) Twenty-Five Million (25,000,000) shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Immediately prior to the effective time of this Certificate of Incorporation, (i) no shares of Class A Common Stock were authorized, issued or outstanding, no shares of Class B Common Stock were authorized, issued or outstanding and no shares of Preferred Stock were authorized, issued or outstanding and (ii) 10,000 shares of Original Common Stock was authorized and outstanding, which shares of Original Common Stock are being redeemed for the par value thereof upon the Effective Time of this Certificate of Incorporation in accordance with Section 151(b) General Corporation Law of the State of Delaware, and immediately following the redemption of such shares of Original Common Stock, shares of Class A Common Stock and Class B Common Stock will be issued in accordance with Section 151(b) of the General Corporation Law of the State of Delaware.

Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3.    Common Stock.

(a) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Certificate of Incorporation:

(i) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.

(ii) Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.

(iii) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (and, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(iv) The holders of shares of Common Stock shall not have cumulative voting rights.

(v) The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event or otherwise) that would increase or decrease the par value of a class of stock or alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

(vi) Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation or to a Preferred Stock Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Certificate of Incorporation or a Preferred Stock Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends in cash, stock or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.

(c) Liquidation, Dissolution, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation as required by law and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the Common Units of Real Good Foods, LLC (the “LLC”) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e) Exchange. The holders of Class B Common Stock other than the Corporation shall, to the extent provided in the Exchange Agreement and the LLC Agreement (each, defined below) and in accordance with the terms and conditions of the Exchange Agreement and the LLC Agreement, have the right to exchange the Class B Units of the LLC held by them for the number of fully paid and nonassessable shares of Class A Common Stock determined in accordance with the terms of the Exchange Agreement. Upon the exchange of a Class B Unit for one share of Class A Common Stock in accordance with the terms and conditions of the Exchange Agreement and the LLC Agreement, the exchanging holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock transfer one share of Class B Common Stock to the Corporation, which shall be automatically retired and cancelled and shall no longer be outstanding. The Corporation shall at all times when any shares of Class B Common Stock and Class B Units shall be outstanding, reserve and keep available out of its authorized but unissued Class A Common Stock such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the exchange of all outstanding Class B Units into shares of Class A Common Stock in accordance with the terms of the Exchange Agreement and the LLC Agreement. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the exchange of all outstanding Class B Units, the Corporation will take such corporate actions within its power as may, in the opinion of its counsel, be necessary to cause this certificate of incorporation to be amended so as to increase the number of authorized shares of Class A Common Stock to such number as shall be sufficient for such purpose. “Exchange Agreement” means that certain Exchange Agreement, dated on or about the date hereof, among the Corporation, the LLC and holders of membership units of the LLC party thereto, as it may be amended and/or restated from time to time. “LLC Agreement” means that certain Amended and Restated Operating Agreement of the LLC, dated on or about the date hereof, as it may be amended and/or restated from time to time. In the event that no Permitted Class B Owner (as defined below) owns any Class B Units that are exchangeable pursuant to the Exchange Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation. In the event that no Permitted Class B Owner owns any Class B Units that are exchangeable pursuant to the Exchange Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(f) Transfers of Class B Common Stock. A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation. Other than the foregoing, no share of Class B Common Stock may be sold, exchanged or otherwise transferred, other than in connection with (i) the exchange of a Class B Unit as set forth in Section 3(e) of Article Four hereof and in the Exchange Agreement and the LLC Agreement, and (ii) transfers permitted by Section 3(i) of Article Four; however, in connection with any such transfer of Class B Common Stock, such holder must also simultaneously transfer an equal number of such holder’s Class B Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Class B Units) to such transferee in compliance with the LLC Agreement. In the event that any outstanding shares of Class B Common Stock are sold, exchanged or otherwise transferred other than as provided in the foregoing clauses (i) and (ii), or such outstanding shares of Class B Common Stock shall otherwise cease to be held by a holder of a corresponding number, based on the exchange rate then in effect, of Class B Units (including a transferee of a Class B Unit) for any reason, such shares of Class B Common Stock shall upon such sale, exchange or other transfer, or upon ceasing to be held by such holder, automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and thereupon shall be automatically retired and cancelled and shall no longer be outstanding.    Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Class B Common Stock in violation of this section, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the purported owner’s transferor as the record owner of the shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition. The Board of Directors shall have all powers necessary to implement the restrictions on the Class B Common Stock set forth herein, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(h) Existing Holders. From and after the effective time of this Certificate of Incorporation, no additional shares of Class B Common Stock may be issued (subject to equitable adjustments to reflect any stock split, subdivision, combination or similar change), subject to the continuing ownership of Class B Common Stock existing as of the date hereof registered in the name of the Existing Owners and their respective successors, assigns, and respective transferees permitted in accordance with Section 3(i) of this Article Four (the Existing Owners together with such persons, collectively, “Permitted Class B Owners”) The aggregate number of shares of Class B Common Stock registered in the name of each Permitted Class B Owner must be equal to the aggregate number of Class B Units held of record by such Permitted Class B Owner under the LLC Agreement. As used in this Certificate of Incorporation, “Existing Owner” means each of the holders of Class B Units as of the date hereof.

(i) Transfer of Class B Common Stock.

(i)    A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(ii)    A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Class B Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Class B Units) to such transferee in compliance with the LLC Agreement. The transfer restrictions described in this Section 3(i)(2) of Article Four are referred to as the “Restrictions”.

(iii)    Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(iv)    Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(v)    The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 3(i) of Article Four for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 3(i) of Article Four. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(vi)    The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(j) Legend. Class B Common Stock shall be issued in book entry form only. All book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

ARTICLE FIVE

Section 1. Class A Common Stock Ratio. The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to an stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock.

Section 2. Class B Common Stock Ratio. The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class B Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

Section 3. Reclassifications and Ratios. The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Units to maintain at all times a one-to-one ratio between the number of Units owned by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Class B Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one ratio between the number of Class B Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (i) or (ii) above, such action is necessary to maintain at all times both a one-to-one ratio between the number of Units owned by the Corporation and the number of outstanding shares of Class A Common Stock and a one-to-one ratio between the number of Class B Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock.

Section 4. Repurchases and Ration. The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC). The Corporation shall not issue, transfer or deliver from treasury stock or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the LLC which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.

Section 5. Mergers and Combinations. The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Class B Unit shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock which the Corporation may elect to issue upon a redemption of such Class B Unit by the holder thereof) the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit. The foregoing provisions of this paragraph shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.

ARTICLE SIX

Section 1. Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Number of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall initially be six (6) and, thereafter, shall be fixed from time to time exclusively by resolution of the Board.

Section 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, hereby designated Class I, Class II and Class III.

Section 4. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares cast; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes cast by such holders. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date the Class A Common Stock is first publicly traded (the “IPO Date”), the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the IPO Date and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the IPO Date. At each annual meeting of stockholders after the IPO Date, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated, the “Bylaws”) shall so provide.

Section 5. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may be removed only for cause and only upon the affirmative vote of stockholders representing at least a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class (“Voting Stock”). Any director may resign at any time upon notice to the Corporation.

Section 7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8. Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b) Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE SEVEN

Section 1. Action by Written Consent. Any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided the resolutions creating such series of Preferred Stock.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors or the Board Chairperson pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

ARTICLE EIGHT

Section 1. Competition and Corporate Opportunities. To the fullest extent permitted by the laws of the State of Delaware, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) the Board of Directors or any Director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any affiliate of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in its capacity as an employee of the Corporation or its subsidiaries; (b) no holder of Class A Common Stock or Class B Common Stock and no Director that is not an employee of the Corporation or its subsidiaries will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (ii) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (c) if any holder of Class A Common Stock or Class B Common Stock or any Director that is not an employee of the Corporation or its subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such holder of Class A Common Stock or Class B Common Stock or such Director or any of their respective affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such holder of Class A Common Stock or Class B Common Stock or Director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such holder of Class A Common Stock or Class B Common Stock or Director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence of this Section 1 of Article 8 shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, who is not an employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director. To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (b) the Corporation and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. No holder of Class A Common Stock or Class B Common Stock and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 1 of Article 8, except to the extent such actions or omissions are in breach of this Agreement.

Section 2. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article Eight; provided however, that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of this Article Eight nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eight shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

Section 3. Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eight.

ARTICLE NINE

Section 1. Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board, (ii) the stockholders with, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any resolution setting forth the terms of any series of Preferred Stock) and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of Voting Stock.

Section 2. Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.

Section 3. Takeover Defense Statute. The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE TEN

Section 1. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

This Amended and Restated Certificate of Incorporation shall be effective as of 11:59 p.m. ET on November 4, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this 4th day of November, 2021.

THE REAL GOOD FOOD COMPANY, INC.

By:	/s/ Gerard G. Law
Name:	Gerard G. Law
Title:	Chief Executive Officer